Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Ralph E. Davis Associates, Inc., hereby consents to the references to our firm in the form and context in which they appear in this Form S-1 Registration Statement filed March 19, 2004 (the “Form S-1”). We hereby further consent to the use of information contained in our reports, with respect to the periods ended December 31, 2003 and 2002, setting forth the estimates of revenues from the Company’s oil and gas reserves in the Form S-1 and to the incorporation by reference of such information in the Registration Statement on Form S-8 pertaining to the CONSOL Energy Inc. Equity Incentive Plan filed September 22, 1999.

RALPH E. DAVIS ASSOCIATES, INC.

By:	/S/ ALLEN C. BARRON

Name: Allen C. Barron Title: President

March 19, 2004